Exhibit 99.1

Enservco Corporation Reports 2022 Third Quarter Financial Results

●	Q3 revenue up 3% YOY to $3.1 million from $3.0 million

●

Q3 net loss of $3.1 million compared to net income of $0.4 million in the prior year primarily due to the Company receiving $2.0 million in PPP loan forgiveness and $0.7 million in Employee Retention Credits in the third quarter last year

●	Q3 adjusted EBITDA loss improves to $1.3 million from $1.5 million YOY

●	Nine-month revenue increased 35% YOY to $15.1 million from $11.3 million

●	Nine-month net loss reduced to $3.9 million from $5.0 million YOY due primarily to a $4.3 million gain on debt extinguishment in the first quarter of 2022

●	Nine-month adjusted EBITDA loss improved to $2.7 million from $4.1 million

●	Enservco is now fully current in its SEC filings

Longmont, CO – December 23, 2022 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its third quarter and nine-month period ended September 30, 2022.

Third quarter revenue increased 3% year over year to $3.1 million from $3.0 million. Net loss for the third quarter was $3.1 million compared to net income of $0.4 million in the prior year primarily due to the Company having received $0.7 million in Employee Retention Credits as well as a $2.0 million gain related to forgiveness on the PPP loan, both occurring in the third quarter of last year.

Third quarter adjusted EBITDA loss improved to $1.3 million from $1.5 million year over year.

Nine-month revenue increased 35% year over year to $15.1 million from $11.3 million. Nine-month net loss was reduced to $3.9 million from $5.0 million year over year due primarily to a $4.3 million gain on debt extinguishment in the first quarter of this year, partially offset for prior year income related to Employee Retention Credits and PPP loan forgiveness.

Nine-month adjusted EBITDA loss improved to $2.7 million from $4.1 million year over year.

Rich Murphy, Executive Chairman, said, “We continued to grow our business and reduce our adjusted EBITDA loss for both the third quarter and year-to-date period. We are now in our heating season that spans our fourth and first quarters when the Company historically generates the majority of its revenue and profitability. We are also pleased to report that we are fully current in our SEC filings and anticipate timely filings going forward. We look forward to continuing to execute our business plan and build value for our stockholders.”

To view financial statements on Form 10-Q as filed with the SEC today, click the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/319458/000143774922029713/ensv20220930e_10q.htm

About Enservco

Through its various operating subsidiaries, Enservco provides a range of oilfield services, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming, West Virginia, Utah, Michigan, Illinois, Florida, New Mexico, and Louisiana. Additional information is available at www.enservco.com.

*Note on non-GAAP Financial Measures

This press release includes a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing Enservco’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations in our Form 10-Q. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," “should,” and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2021, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include ability to sustain revenue growth and improvements in adjusted EBITDA; ability to continue generating the majority of its revenue and profitability in the fourth and first quarters; and ability to execute its business plan and make SEC filings on a timely basis. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco. Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Mark Patterson

Chief Financial Officer

Enservco Corporation

mpatterson@enservco.com

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

Email: jay@pfeifferhigh.com